[Exhibit (a)(1)]

                       JEFFERSON BANKSHARES, INC. [LOGO]

                           Offer to Purchase for Cash up to
                         1,250,000 Shares of its Common Stock

                     At a Purchase Price Not in Excess of $28.00
                            Nor less than $25.00 per Share

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                   THE OFFER, PRORATION PERIOD AND WITHDRAWAL
      RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 1, 1996,
                         UNLESS THE OFFER IS EXTENDED.
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  Jefferson Bankshares, Inc., a Virginia corporation (the "Company"), hereby invites its shareholders to tender shares of its Common Stock, $2.50 par value per share (the "Shares"), at prices not in excess of $28.00 nor less than $25.00 per Share in cash, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). Each shareholder desiring to tender Shares must specify in the Letter of Transmittal the price (not more than $28.00 nor less than $25.00 per Share) at which such shareholder is willing to have his or her Shares purchased by the Company. The Company will determine the single price per Share (the "Purchase Price"), not in excess of $28.00 nor less than $25.00 per Share, that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 1,250,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $28.00 nor less than $25.00 per Share). All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and the conditions of the Offer, including the proration and conditional tender provisions. All Shares acquired in the Offer will be acquired at the Purchase Price. The Company reserves the right, in its sole discretion, to purchase more than 1,250,000 Shares pursuant to the Offer. See Section 15.

  THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED IN THE OFFER. SEE SECTION 7.

  The Shares are traded on the Nasdaq National Market. On September 25, 1996, the last full trading day on the Nasdaq National Market prior to the announcement and commencement of the Offer, the closing price as reported on the Nasdaq National Market was $24.50 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 8.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES, AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER.

                                      IMPORTANT

  Any shareholder wishing to tender all or any part of his or her Shares should either (a) complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee and any other required documents to The Bank of New York (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or tender such Shares pursuant to the procedure for book-entry tender set forth in Section 3, or (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person if they desire to tender their Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

  TO TENDER SHARES PROPERLY, SHAREHOLDERS MUST COMPLETE THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent, Georgeson & Company Inc. or to the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                                       SUMMARY

This general summary is solely for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text and more specific details in this offer to purchase.

Purchase Price.         The  Company  will select a single  Purchase  Price
                        which will be not more  than  $28.00  nor less  than
                        $25.00  per  Share, which  represents  a 2.0%  to  14.3%
                        premium  to the  closing price  for the  Shares  on the
                        last  trading  day  before  the announcement   and
                        commencement of the Offer. All Shares tendered at or below the Purchase Price will be purchased by the Company at the Purchase Price, subject to proration. Each shareholder desiring to tender Shares must specify in the Letter of Transmittal the price
                        (not more than $28.00 nor less than $25.00 per Share) at which such shareholder is willing to have his or her Shares purchased by the Company. Shareholders who are willing to sell their Shares at any price within the foregoing range may so indicate on the Letter of Transmittal by checking the box in Box #2.

Number of Shares to Be
Purchased.              1,250,000  Shares  (or such  lesser  number  of  Shares
                        as are properly tendered). The Company reserves the right, in its sole discretion, to purchase more than 1,250,000 Shares. See Section 15.

Amount of Shares.       Each  shareholder  may  tender  all or any  portion  of
                        Shares owned by such shareholder.

How to Tender Shares.   See the  following  page  and  Section  3.  Shareholders
                        with questions  may  call  the   Information   Agent,
                        the Dealer Managers, or the Depositary, or consult your broker for assistance.

Brokerage Commissions.  None.

Stock Transfer Tax.     None, if payment is made to the registered holder.

Expiration Date.        The Offer  will  expire at 5:00 P.M.,  New York City
                        time, on November 1, 1996 unless extended by the Company.

Payment Date.           As soon as practicable after the Expiration Date.

Position of The Company
And Its Directors.      Neither  the  Company  nor its  Board of  Directors
                        makes any recommendation to any shareholder as to whether to tender or refrain from tendering Shares.

Withdrawal Rights.      Tendered  Shares  may be  withdrawn  at any  time  until
                        5:00 P.M.,  New York City time,  on November 1,  1996,
                        unless the Offer is extended by the Company.   See
                        Section 3.

                        o List the certificates and the number of Shares that you are tendering in Box #1.

                        o Check the box specifying the price at which you are tendering in Box #2.

                        o If you want to give us special payment instructions, complete Box #3.

                        o If you want to give us special delivery instructions, complete Box #4.

                        o If you are an Odd Lot Holder who is tendering all your shares, complete Box #5.

                        o If you want to make a conditional tender of Shares, complete Box #6.

                        o If you are a participant in the Company's Dividend Reinvestment Plan, complete Box #7.

                        o If you are a participant in the Company's Employee Stock Purchase Plan, complete Box #8.

                        o If your Shares are being delivered by book-entry or your certificates are being delivered pursuant to a Notice of Guaranteed Delivery, complete Box #9.

                        o Complete substitute Form W-9 to certify your tax identification number.

                        o Sign the Letter of Transmittal in Box #10 (in certain circumstances, signatures must be guaranteed in Box #10).

                        You must deliver your Share certificate(s) or comply with one of the alternate delivery methods. See Section 3.

                        These documents must be received by the Depositary, The Bank of New York, no later than 5:00 P.M. New York City time on November 1, 1996.

                        Please see Section 3 and the Letter of Transmittal for more details about how to tender Shares.

Important Numbers.      For information, please call:

                        Information Agent  (Georgeson & Company Inc.):
                        (800) 223-2064.

                        Dealer Managers (Goldman, Sachs & Co.): (800) 323-5678, Ext. 9477

                                      THE OFFER

   1. Number of Shares; Proration.

   Upon the terms and subject to the conditions of the Offer, the Company will purchase up to 1,250,000 Shares or such lesser number of Shares as are properly tendered (and not withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at prices not in excess of $28.00 nor less than $25.00 net per Share in cash. This Offer will expire at 5:00 P.M., New York City time, on November 1, 1996 (the "Expiration Date"), unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 15 for a description of the Company's right to extend, delay, terminate or amend the Offer. The Company reserves the right to purchase more than 1,250,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the number of Shares outstanding on September 25, 1996 without amending or extending the Offer. See Section 15. In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration, except for Odd Lots as explained below. The proration period also expires on the Expiration Date.

   The Company will select the lowest Purchase Price that will allow it to buy 1,250,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $28.00 nor less than $25.00 per Share). The Company reserves the right, in its sole discretion, to purchase more than 1,250,000 Shares. All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and the conditions of the Offer, including the proration and conditional tender provisions. All Shares purchased in the Offer will be purchased at the Purchase Price.

   THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED IN THE OFFER. SEE SECTION 7.

   In accordance with Instruction 7 of the Letter of Transmittal, shareholders desiring to tender Shares must specify the price, not in excess of $28.00 nor less than $25.00 per Share, at which they are willing to sell their Shares to the Company (sometimes referred to as a "modified Dutch Auction" tender process). Shareholders who are willing to sell their Shares at whatever price may be established by the modified Dutch Auction tender process within the foregoing range may check the box in Box #2 of the Letter of Transmittal to so indicate. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price that it will pay for Shares properly tendered pursuant to the Offer and not withdrawn, taking into account the number of Shares tendered and the prices specified by tendering shareholders. The Company intends to select the lowest Purchase Price, not in excess of $28.00 nor less than $25.00 net per Share in cash, that will enable it to purchase 1,250,000 Shares (or such lesser number of Shares as are properly tendered) pursuant to the Offer. The Company reserves the right, in its sole discretion, to purchase more than 1,250,000 Shares. Shares properly tendered pursuant to the Offer at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and conditions of the Offer, including the proration and conditional tender provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tender, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

   The Company will be deemed to have accepted for payment, subject to proration, Shares tendered at or below the Purchase Price and not withdrawn if, as and when the Company gives oral or written notice to The Bank of New York (the "Depositary") of its acceptance of such Shares for purchase pursuant to the Offer. Payment for Shares accepted for purchase pursuant to the Offer will be made by depositing the aggregate Purchase Price for such Shares with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payment from the Company and transmitting such payments to tendering shareholders.

         Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 1,250,000 Shares have been properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, the Company will purchase properly tendered Shares on the basis set forth below:

              (a) first, all Shares properly and unconditionally tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined below) who:

                  (1) tenders all Shares owned beneficially or of record by such Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all Shares owned by such shareholder will not qualify for this preference); and

                  (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

              (b) second, after purchase of all of the foregoing Shares, all Shares properly and conditionally tendered at or below the Purchase Price in accordance with Section 6, for which the condition was satisfied, and all other Shares tendered properly and unconditionally at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) as described below; and

              (c) third, if necessary after purchase of all of the foregoing Shares (including all Shares tendered properly and unconditionally), Shares properly and conditionally tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, selected by random lot in accordance with Section 6.

     Odd Lots. For purposes of the Offer, the term "Odd Lots" shall mean all Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn by any person (an "Odd Lot Holder") who owned, beneficially or of record, as of the close of business on September 25, 1996, an aggregate of fewer than 100 Shares (and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery). In order to qualify for this preference, an Odd Lot Holder must tender all such Shares in accordance with the procedures described in Section 3. As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an Odd Lot Holder would not only avoid the payment of brokerage commissions but also would avoid any applicable odd lot discounts to the market price in a sale of such holder's Shares through a broker. Any shareholder wishing to tender all of such shareholder's Shares pursuant to this Section should complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

     Proration. If more than 1,250,000 Shares are properly tendered, proration will occur, and shareholders, other than Odd Lot Holders who tender all their Shares ("Accepted Odd Lots"), will likely not be able to sell all Shares tendered. Proration will apply as follows: (1) The number of Shares tendered, whether conditionally or unconditionally, will be totaled (the "Preliminary Total"). If the Preliminary Total is less than or equal to 1,250,000, the Company will accept all Shares tendered. If the Preliminary Total exceeds 1,250,000, a preliminary proration factor will be obtained by dividing 1,250,000 by the Preliminary Total (excluding Accepted Odd Lots from both the numerator and the denominator). (2) The number of Shares tendered by each shareholder will be multiplied by the preliminary proration factor. If a conditional tender specifies a minimum number of Shares that is greater than this product, such tender will be considered to have been withdrawn (subject to the selection-by-lot procedure described in the next paragraph). (3) The number of Shares tendered in the remaining tenders (i.e., unconditional tenders and conditional tenders for which the minimum number of Shares specified is less than or equal to the preliminary prorated acceptance) will then be totaled (the "Revised Total"). If the Revised Total is greater than 1,250,000, the quotient obtained by dividing 1,250,000 by the Revised Total will be the final proration factor, which will be applied to all the remaining tenders (excluding Accepted Odd Lots from both the numerator and the denominator). Since the final proration factor will be larger than the preliminary proration factor, the "minimum condition" of each conditional tender remaining at this stage will be met.

     If the Revised Total is less than 1,250,000 (the circumstances addressed by the second paragraph of Section 6), the Company will accept all Shares tendered under each tender making up the Revised Total. The Company will then select by lot conditional tenders previously eliminated and will purchase from each such selected tender the minimum number of Shares specified in such tender. Selections by lot will continue until the Shares so accepted bring the total number of Shares accepted in the Offer to 1,250,000.

     Because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not withdrawn, and because of the odd lot procedure, the Company does not expect that it will be able to announce the final proration factor or to commence payment for any Shares purchased pursuant to the Offer until approximately seven trading days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Depositary or the Dealer Managers and may be able to obtain such information from their brokers.

   Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

      (a)   such tender is made by or through an Eligible Institution;

      (b) the Depositary receives by hand, mail, telegram or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (specifying the price at which the Shares are being tendered); and

      (c) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

   Return of Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at a Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering shareholder at the appropriate Book-Entry Transfer Facility, in each case without expense to such shareholder.

   Dividend Reinvestment and Employee Stock Purchase Plans. The Depositary for the Offer also acts as the agent of participants in the Company's Dividend Reinvestment Plan and Employee Stock Purchase Plan (the "Plans"). Participants in the Plans may use the Letter of Transmittal to tender such participants' Shares in the Offer by completing either Box #7 or Box #8, as appropriate on the Letter on Transmittal. Each participant may direct that all, some or none of the Shares credited to the participant's account are to be tendered. Shareholders who intend to tender Shares held in the Plans in addition to Shares which are not held in the Plans may use one Letter of Transmittal to tender all of such Shares if such participant wishes to tender all such Shares at the same price (even if such shareholders have received more than one copy of the Offer). Separate Letters of Transmittal must be used if a participant in the Plans intends to tender Shares held in the Plans and Shares not held in the Plans at different prices. See Instruction 7 to the Letter of Transmittal. Participants in the Plans who do not wish to tender their shares held in the Plans do not need to take any action. Participants may complete either Box #7 or Box #8, as appropriate, on only one Letter of Transmittal submitted by such participant. If a participant submits more than one Letter of Transmittal and completes such box on more than one Letter of Transmittal, the participant will be deemed to have elected to tender all Shares allocated to the shareholder's account under the relevant Plan at the lowest of the prices specified in such Letters of Transmittal. Participants in the Dividend Reinvestment Plan who wish to tender the Shares that will be allocated to their accounts under that Plan on October 31, 1996, in connection with the payment of the Company's quarterly dividend on that day, should so indicate on the Letter of Transmittal. Participants in the Dividend Reinvestment Plan may determine the number of Shares allocated to them on October 31, 1996 under that Plan after 4:00 P.M. New York City time on that day by reference to the average of the high and low trade prices of the Company's shares on October 31, 1996 (which may be obtained from the Information Agent or from brokers), taking into account that the dividend per Share payable on October 31, 1996 (which will be used to purchase Shares under the Dividend Reinvestment Plan for participants in that Plan) will be $.22. Participants in the Dividend Reinvestment Plan may withdraw such Shares by following the procedure for withdrawal of Shares before 5:00 P.M. New York City time, on November 1, 1996. See Section 4.

   Backup Federal Income Tax Withholding. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

                                     GLOSSARY

Bank.                Jefferson National Bank, 123 East Main Street,
                     Charlottesville, VA 22902.

Book-entry
Transfer Facilities. The Depository Trust Company,  55 Water Street,  New York,
                     NY 10041  and  Philadelphia   Depository  Trust  Company,
                     2000 Market Street, Philadelphia, PA 19103, collectively.

Code.                The Internal Revenue Code of 1986.

Commission.          The Securities and Exchange Commission.

Company.             Jefferson   Bankshares,   Inc.,   123   East   Main
                     Street, Charlottesville, VA   22902.

Dealer Managers.     Goldman,  Sachs & Co., 85 Broad  Street,  New York, NY
                     10004. The  Dealer  Managers  are  available  to  answer
                     questions regarding   the  Offer  and  the   procedure for
                     tendering Shares.  You may call the Dealer  Managers on
                     (800)  323-5678 Ext. 9477 or (212) 902-9477.

Depositary.          The Bank of New  York.,  101  Barclay  Street,  New York,
                     NY 10286. Your Letter of Transmittal (and share certificates, if applicable) must be received by The
                     Bank of New York by the Expiration Date.

Eligible
  Institution.       Any  member  firm  of  a  registered  national securities
                     exchange,  member of the National  Association of
                     Securities   Dealers,   Inc.,  a  commercial  bank,  a
                     trust company, a savings bank, a savings and loan association, or a credit union with membership in an approved signature guarantee program, having an office, branch or agency in the United States.

Exchange Act.        The Securities Exchange Act of 1934, as amended.

Expiration Date.     The time and date at which the Offer shall expire, which
                     shall be 5:00 P.M., New York City time, on November 1,
                     1996, unless extended by the Company.

Foreign Shareholder. A shareholder that is not (i) a citizen or resident of the
                     United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof, or (iii) any estate or trust the income of which is subject to United States federal income taxation regardless of the source of such income.

Information Agent.   Georgeson & Company  Inc.,  Wall Street  Plaza,  New York,
                     NY 10005.   The   Information   Agent  is  available  to
                     answer questions   regarding   the  Offer  and  the
                     procedure for tendering Shares. You may call the Information Agent on (800) 223-2064 or (212) 440-9800.

OCC.                 The Office of the Comptroller of the Currency.

Odd Lots.            All Shares  properly  tendered prior to the  Expiration
                     Date at prices at or below the Purchase Price and not withdrawn by any Odd Lot Holder.

Odd Lot Holder.      Any person who owned,  beneficially  or of record,  as of
                     the close of business on September 25, 1996, an aggregate of fewer than 100 Shares (and so certifies in the appropriate place on the Letter of Transmittal and, if necessary, on the Notice of Guaranteed Delivery).

Offer. The Company's Offer to Purchase for cash up to 1,250,000 Shares of its common stock at a Purchase Price not in excess of $28.00 nor less than $25.00 per Share, together with the related Letter of Transmittal.